Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of the 3rd day of July, 2003, is entered into by Environmental Power Corporation, a Delaware corporation with its principal place of business at One Cate Street, 4th Floor, Portsmouth, New Hampshire 03801 (the “Company”), and Kamlesh Tejwani, residing at 8 York Terrace, Short Hills, New Jersey 07078 (the “Executive”).

The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Term of Employment.

1.1 Initial Employment Period. Until January 3, 2004 (the “Renewal Date”), the Executive shall be an “at will” employee of the Company, and either the Company or the Executive may terminate the Executive’s employment with the Company at any time for any reason, in which case this Agreement shall terminate (except for the provisions of Sections 6 and 7, which shall remain in full force and effect), the Executive will not be entitled to the vesting or exercise, in whole or in part, of the option described in Section 3.4 of this Agreement, but the Executive will be paid such amounts as are described in Section 5.2(a) of this Agreement. The period commencing on the date of this Agreement and ending on the earlier of January 3, 2004 or the termination of the Executive’s employment with the Company is referred to as the “Initial Period.”

1.2 Renewal Period. Provided that the Executive’s employment by the Company has not been terminated by either the Company or the Executive prior to the Renewal Date, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Renewal Date and ending on July 3, 2006 (such period, as it may be extended, the “Renewal Period”), unless sooner terminated in accordance with the provisions of Section 4.

2. Title; Capacity. The Executive shall serve as President and Chief Executive Officer of the Company. The Executive shall be based in New York, New York, but will spend such time at the Company’s headquarters in Portsmouth, New Hampshire as may be reasonably necessary to carry out his duties under this Agreement. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the Board of Directors of the Company (the “Board”) or its designee.

The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time assign to the Executive, provided that such additional duties and responsibilities are reasonably consistent with the duties and responsibilities of similarly-situated executives of companies comparable to the Company. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the

Company during the Initial Period and the Renewal Period. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

Promptly following the execution of this Agreement by the Company and the Executive, the Executive shall be appointed to the Board of Directors of the Company. In addition, at each meeting of the stockholders of the Company held for the purposes of electing directors after the commencement of the Renewal Period, the Company will cause the Executive to be nominated to stand for election as a director of the Company at such meeting, provided the Executive is then serving as the Company’s Chief Executive Officer.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, an annual base salary of $225,000 for the one-year period commencing on the date of this Agreement. Such salary shall be subject to increase but not decrease thereafter as determined by the Board in its sole discretion.

3.2 Fringe Benefits. The Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its Executives, if any, to the extent that Executive’s position, tenure, start date, salary, age, health and other qualifications make him eligible to participate, including, but not limited to, medical and pension benefits and an automobile allowance. The Executive shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee.

3.3 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

3.4 Options. Promptly upon the execution of this Agreement, the Company shall execute and deliver to the Executive a stock option agreement, substantially in the form attached to this Agreement as Exhibit A (the “Option”). The Option will not be an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Company will register the shares of Common Stock underlying such Option with the Securities and Exchange Commission.

3.5 Withholding. All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes.

4. Termination of Employment. After the commencement of the Renewal Period, the employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 Expiration of the Renewal Period.

4.2 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which the termination is based. For the purposes of this Section 4.2, “Cause” shall mean (a) a good faith finding by the Company that (i) the Executive has failed to perform in a satisfactory manner his reasonably assigned duties for the Company or (ii) the Executive has engaged in dishonesty, gross negligence or willful misconduct, or committed any violation of the Company’s written policies or procedures, or (b) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony. In the event that any allegation is made against the Executive which, if proven true, would constitute grounds for termination of Cause pursuant to this Section 4.2, the Company may suspend the Executive with or without pay, at the election of the Company, pending an investigation of such allegation.

4.3 At the election of the Executive, for Good Reason (as defined below), immediately upon written notice by the Executive to the Company, which notice shall identify the Good Reason upon which the termination is based. For the purposes of this Section 4.3, “Good Reason” for termination shall mean (i) a material adverse change in the Executive’s title, authority, duties or compensation, or any requirement that the Executive report to anyone other than the Board of Directors, any committee of the Board of Directors or the Chairman, in each case without the prior consent of the Executive, (ii) the requirement of the Executive to relocate to a location outside the New York metropolitan area, or (iii) a material breach by the Company of the terms of this Agreement, which breach is not remedied by the Company within 10 days following written notice from the Executive to the Company notifying it of such breach.

4.4 Upon the death or disability of the Executive. As used in this Agreement, the term “disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of 120 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician chosen by the Executive and reasonably satisfactory to the Company, provided that if the Company does not agree with the Executive’s choice of physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

4.5 At the election of either party, upon not less than thirty (30) days’ prior written notice of termination.

5. Effect of Termination.

5.1 At-Will Employment. If the Renewal Period expires pursuant to Section 1.2 of this Agreement, then, unless the Company notifies the Executive to the contrary, the Executive shall continue his employment on an at-will basis following the expiration of the Renewal Period. Such at-will employment relationship may be terminated by either party at any time and shall not be governed by the terms of this Agreement.

5.2 Payments Upon Termination.

(a) In the event that the Executive’s employment is terminated pursuant to Section 1.1 or, after the commencement of the Renewal Period, (i) pursuant to 4.1 or 4.2, (ii) by the Executive pursuant to Section 4.5 or (iii) after the expiration of the Renewal Period, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Sections 3.1 and 3.2 through the last day of his actual employment by the Company.

(b) In the event that, after the commencement, but before the expiration, of the Renewal Period, the Executive’s employment is terminated (i) by the Executive pursuant to Section 4.3, (ii) pursuant to Section 4.4 or (iii) by the Company pursuant to Section 4.5, the Company shall continue to pay to the Executive his salary as in effect on the date of termination and the amount of the annual bonus paid to him for the fiscal year immediately preceding the date of termination (payable in annualized monthly installments) and continue to provide to the Executive the other benefits owed to him under Section 3.2 (to the extent such benefits can be provided to non-employees) until the earlier of (i) the date twelve (12) months after the date of termination or (ii) the date upon which the Renewal Period would otherwise have expired. The payment to the Executive of the amounts payable under this Section 5.2(b) shall (x) be contingent upon the execution by the Executive of a release in a form reasonably acceptable to the Company and (y) constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 5.2(b).

5.3 Survival. The provisions of Sections 5.3(b), 6 and 7 shall survive the termination of this Agreement.

6. Non-Competition and Non-Solicitation.

6.1 Restricted Activities. While the Executive is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, the Executive will not directly or indirectly:

(a) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company or any of its subsidiaries while the Executive was employed by the Company; or

(b) Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of, or at the time of the termination or cessation of, the Executive’s employment with the Company; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six (6) months or longer.

6.2 Extension. If the Executive violates the provisions of Section 6.1, the Executive shall continue to be bound by the restrictions set forth in Section 6.1 until a period of one (1) year has expired without any violation of such provisions.

6.3 Interpretation. If any restriction set forth in Section 6.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.4 Equitable Remedies. The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 6 and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

7. Proprietary Information and Developments.

7.1 Proprietary Information.

(a) The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information (i) may include inventions, products, processes, methods, techniques, formulas, compositions, projects, developments, plans, research data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of lenders, contractors and customers or prospective customers of the Company and (ii) shall include any information that would be deemed to be subject to the confidentiality provisions of that certain Technology Licensing Agreement, dated May 12, 2000, between Microgy Cogeneration Systems, Inc. and Danish Biogas Technology, A.S., as such agreement may be amended from time to time. The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an Executive of the Company) without written approval by the Chairman of the Board of Directors, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

(b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

(c) The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

7.2 Developments.

(a) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments and works of authorship, whether copyrightable, patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph (b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an Executive agreement to assign certain classes of inventions made by an Executive, this paragraph (b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to moral rights in any Developments.

(c) The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the

Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

7.3 Equitable Remedies. The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 7 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 7 and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

8. Other Agreements. The Executive represents that his performance of all the terms of this Agreement and the performance of his duties as an Executive of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement to which the Executive is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Schedule I attached hereto.

9. Miscellaneous.

9.1 Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.1.

9.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

9.3 Entire Agreement. This Agreement constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

9.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of laws provisions thereof). The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

9.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him. Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of Section 6.1(a), the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

9.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

9.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

THE EXECUTIVE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

THE COMPANY:

ENVIRONMENTAL POWER CORPORATION

By:	/s/Joseph E. Cresci

Title: Chairman

THE EXECUTIVE:

/s/Kamlesh Tejwani
Kamlesh Tejwani

SCHEDULE I

Prior Agreements

EXHIBIT A

Form of Option